EXHIBIT 8.1 LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation	Name Under Which We Do Business
IHI International Holdings Ltd.	Bermuda	IHI International Holdings Ltd.
IHI Construction Ltd.	British Columbia	IHI Construction Ltd.
Canadian Hi-Tech Manufacturing Ltd.	British Columbia	Canadian Hi-Tech Manufacturing Ltd.
IHI Developments Ltd.	British Columbia	IHI Developments Ltd.
IHI Sales Ltd.	British Columbia	IHI Sales Ltd.
IHI Planning Ltd.	British Columbia	IHI Planning Ltd.
IHI Manufacturing Ltd.	British Columbia	IHI Manufacturing Ltd.